MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as buyer
(“Buyer”),

ZFC FUNDING, INC., as seller (“Seller”),

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee
(“Pass-Through Trust Trustee”) for ZFC Funding Pass-Through Trust I (“Pass-Through Trust”),
and

ZAIS FINANCIAL CORP. (“Guarantor”)

Dated August 14, 2014

TABLE OF CONTENTS

			Page
1	.	Applicability	1

2	.	Definitions	1

3	.	Program; Initiation of Transactions	18

4	.	Repurchase	19

5	.	Price Differential	20

6	.	Margin Maintenance	21

7	.	Income Payments	21

8	.	Security Interest	23

9	.	Payment and Transfer	25

10	.	Conditions Precedent	26

11	.	Program; Costs	28

12	.	Servicing	31

13	.	Representations and Warranties	32

14	.	Covenants	38

15	.	Events of Default	43

16	.	Remedies Upon Default	46

17	.	Reports	48

18	.	Repurchase Transactions	50

19	.	Single Agreement	51

20	.	Notices and Other Communications	51

21	.	Entire Agreement; Severability	53

22	.	Non assignability	54

23	.	Set-off	54

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24	.	Binding Effect; Governing Law; Jurisdiction	54

25	.	No Waivers, Etc.	55

26	.	Intent	55

27	.	Disclosure Relating to Certain Federal Protections	56

28	.	Power of Attorney	57

29	.	Buyer May Act Through Affiliates	57

30	.	Indemnification; Obligations	57

31	.	Counterparts	58

32	.	Confidentiality	58

33	.	Buyer Covenant Regarding Notice of Exclusive Control	59

34	.	Periodic Due Diligence Review	59

35	.	Authorizations	60

36	.	Reserved	60

37	.	Documents Mutually Drafted	60

38	.	General Interpretive Principles	61

39	.	Conflicts	61

40	.	Limited Role of U.S. Bank National Association as Pass-Through Trust Trustee	61

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SCHEDULES

Schedule 1-A – Representations and Warranties with Respect to Contributed Mortgage Loans

Schedule 1-B – Representations and Warranties with Respect to Pass-Through Trust Interests

Schedule 2 – Authorized Representatives

EXHIBITS

Exhibit A – Asset Schedule

Exhibit B – Product Matrix

Exhibit C – Reserved

Exhibit D – Form of Power of Attorney

Exhibit E – Reserved

Exhibit F – Officer’s Certificate of the Seller and Guarantor

Exhibit G – Seller’s and Guarantor’s Tax Identification Numbers

Exhibit H – Reserved

Exhibit I – Reserved

Exhibit J – Form of Servicer Notice

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          This Master Repurchase Agreement, dated as of August 14, 2014, among ZFC FUNDING, INC. (“Seller”), U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee (“Pass-Through Trust Trustee”) for ZFC Funding Pass-Through Trust I (“Pass-Through Trust”), Zais Financial Corp. (“Guarantor”) and Credit Suisse First Boston Mortgage Capital LLC (“Buyer”).

     1. Applicability

          On the initial Purchase Date, the Buyer will purchase the Pass-Through Trust Certificate (the “Purchased Certificate”) from the Seller in connection with the Transaction on such date, with a simultaneous agreement by Buyer to transfer to Seller the Purchased Certificate at a date certain, against the transfer of funds by Seller, in an amount equal to the Repurchase Price. From time to time the parties hereto may enter into transactions in which Seller agrees to initiate the transfer of the Mortgage Loans to the Pass-Through Trust Trustee for the Pass-Through Trust against the transfer by Buyer of funds in an amount equal to the Purchase Price Increase on account of the Purchased Certificate as the result of the increase in value with respect to the Mortgage Loans transferred to the Pass-Through Trust Trustee for the Pass-Through Trust, with a simultaneous agreement by Buyer to permit the release of Mortgage Loans with respect thereto from the Pass-Through Trust Trustee for the Pass-Through Trust, to or for the benefit of Seller upon payment by Seller of a portion of the Repurchase Price for the Pass-Through Trust Certificate representing the Repurchase Price in respect of such Mortgage Loans, in all cases, subject to the terms of this Agreement. From time to time, Seller may request a release of Mortgage Loans from the Pass-Through Trust Trustee for the Pass-Through Trust in conjunction with an Optional Repurchase or under certain other circumstances described herein. Each such transaction involving any acquisition or transfer of Mortgage Loans, with a resulting increase in the Purchase Price, shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

          After the initial Purchase Date, Seller may request and Buyer will fund, subject to the terms and conditions of this Agreement, an increase in the Purchase Price for the Purchased Certificate based upon the acquisition of additional Mortgage Loans by the Pass-Through Trust.

          In order to further secure the Obligations hereunder, the Pass-Through Trust Trustee’s interest in the Contributed Mortgage Loans shall be pledged by the Pass-Through Trust Trustee for the Pass-Through Trust to the Buyer. As additional credit enhancement in connection with the Transactions hereunder, as a condition precedent to the Buyer entering into the Transactions hereunder, Guarantor shall deliver a guaranty.

     2. Definitions

          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

          “Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          “Acquisition Guidelines” means the Product Matrix, or such revisions thereto as are identified to and approved in writing by Buyer.

          “Acquisition Price” has the meaning assigned to such term in the Pricing Side Letter.

          “Act of Insolvency” means, with respect to any Person or its Affiliates, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (c) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such party or an Affiliate of such party, in each case, in writing, of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

          “Additional Repurchase Assets” has the meaning assigned to such term in Section 8.b hereof.

          “Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. For the avoidance of doubt, with respect to the Seller, no entity shall be considered an “Affiliate” that is not a direct subsidiary of the Guarantor.

          “Aged Loan” has the meaning assigned to such term in the Pricing Side Letter.

          “Agency Security” has the meaning assigned to such term in the Pricing Side Letter.

          “Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

          “Allocated Purchase Price” means, for each Contributed Mortgage Loan,

          (a) as of the related Purchase Date, the product of the Purchase Price Percentage multiplied by the least of (x) the Market Value of such Contributed Mortgage Loan, (y) the outstanding principal amount thereof as set forth on the related Asset Schedule and (z) the Acquisition Price thereof.

          (b) thereafter, the amount calculated pursuant to clause (a) above, decreased by the amount, without duplication, of any cash, Income or payments (including payments made to cure a Margin Deficit) made related to a Contributed Mortgage Loan received by Buyer and applied to reduce the Allocated Purchase Price attributable to such Contributed Mortgage Loan and if not solely attributable to any specific Contributed Mortgage Loan, to be applied by Buyer to all Contributed Mortgage Loans on a pro rata basis.

          “Allocated Repurchase Price” means, for each Contributed Mortgage Loan, the Allocated Purchase Price of such Contributed Mortgage Loan, together with the related accrued and unpaid Price Differential.

          “Appraised Value” means, with respect to any Mortgaged Property, the lesser of (i) the value (or the lowest value if more than one appraisal is received) thereof as determined by a Qualified Appraiser at the time of origination of the Mortgage Loan, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, that in the case of a refinanced Mortgage Loan, such value (or the lowest value if more than one appraisal is received) of the Mortgaged Property is based solely upon the value determined by a Qualified Appraiser at the time of origination of such refinanced Mortgage Loan.

          “Asset Documents” means the documents in the related Asset File to be delivered to the Custodian.

          “Asset File” has the meaning set forth in the Custodial Agreement.

          “Asset Schedule” means, with respect to any Transaction as of any date, an Asset Schedule in the form of a computer tape or other electronic medium generated by Seller, and delivered to Buyer, which provides information, set forth on Exhibit A hereto, required by Buyer to enter into Transactions relating to the Purchased Assets and Contributed Mortgage Loans in a format acceptable to Buyer.

          “Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

          “Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage in blank, in the name of the Pass-Through Trust Trustee for the Pass-Through Trust or, with respect to a MERS Loan, in the name of MERS.

          “Assignment of Proprietary Lease” means the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.

          “Bank” means U.S. Bank National Association and any successor or assign.

          “Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

          “Business Day” means any day other than (i) a Saturday or Sunday; (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed or (iii) a public or bank holiday in New York City.

          “Buyer” means Credit Suisse First Boston Mortgage Capital LLC, and any successor or assign hereunder.

          “Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          “Capital Stock” means, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).

          “Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          “Change in Control” means:

          (a) any transaction or event as a result of which Seller ceases to own, beneficially or of record (other than to the extent record title is held by Buyer), 100% of the Capital Stock of Pass-Through Trust;

          (b) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, beneficially or of record, 100% of the Capital Stock of Seller;

          (c) the sale, transfer, or other disposition of all or substantially all of any Seller Party’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction or whole loan transfer or in accordance with the terms of the Program Agreements); or

          (d) the consummation of a merger or consolidation of any Seller Party or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of a Seller Party or Guarantor immediately prior to such merger, consolidation or other reorganization.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collection Account” means the account identified in the Collection Account Control Agreement.

          “Collection Account Control Agreement” means that certain “shifting control” collection account control agreement, dated as of the date hereof, among Buyer, Seller and Bank, as it may be amended, supplemented or otherwise modified from time to time.

          “Commitment Fee” has the meaning assigned to such term in the Pricing Side Letter.

          “Contributed Mortgage Loans” means the collective reference to Jumbo Prime Mortgage Loans and Jumbo Standard Mortgage Loans, listed on all Asset Schedules attached to the Transaction Requests, the related Asset File for which the Custodian has been instructed to hold pursuant to the Custodial Agreement.

          “Co-op Corporation” means, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

          “Co-op Lien Search” means a search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Co-op Corporation and (ii) seller of the Co-op Unit, (b) Uniform Commercial Code financing statements and (c) the deed of the Co-op Project into the Co-op Corporation.

          “Co-op Loan” means a Contributed Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential Co-op Corporation and collateral assignment of the related Proprietary Lease.

          “Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

          “Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a Stock Certificate.

          “Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.

          “CSCOF” means, for each day, the rate of interest (calculated on a per annum basis) determined by Buyer’s treasury department (which such determination shall be dispositive absent manifest error), which shall be confirmed by notice to the Seller (which notice may be electronic), equal to the overnight interest expense incurred by Buyer for borrowing funds in connection with its warehouse lending arrangements, as set internally by the Buyer’s treasury department.

          “Custodial Agreement” means the custodial agreement, dated as of the date hereof, among Seller Parties, Buyer and Custodian, as it may be amended, supplemented or otherwise modified from time to time.

          “Custodial Asset Schedule” has the meaning assigned to such term in the Custodial Agreement.

          “Custodian” means Deutsche Bank National Trust Company or such other party specified by Seller and agreed to by Buyer, which approval shall not be unreasonably withheld.

          “Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          “Dollars” and “$” means dollars in lawful currency of the United States of America.

          “Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          “Effective Date” means the date upon which the conditions precedent set forth in Section 10.a shall have been satisfied or waived by Buyer.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any corporation or trade or business that, together with a Seller Party or Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

          “Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          “Event of Default” has the meaning specified in Section 15 hereof.

          “Event of Termination” means with respect to a Seller Party or Guarantor (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (b) the withdrawal of a Seller Party, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by a Seller Party, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303(j) of ERISA, as amended by the Pension Protection Act), or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by a Seller Party, Guarantor or any ERISA Affiliate thereof to terminate any plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by a Seller Party, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for a Seller Party, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.

          “Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or Taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Purchased Asset or any related Contributed Mortgage Loan); (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 11(e); (c) any withholding Tax that is imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (d) any U.S. federal withholding Taxes imposed under FATCA.

          “Exit Fee” has the meaning assigned to such term in the Pricing Side Letter.

          “Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

          “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

          “FICO” means Fair Isaac & Co., or any successor thereto.

          “Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

          “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller Parties, Guarantor or Buyer, as applicable.

          “Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

          “Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgage Loan or Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

          “Guarantor” means ZAIS Financial Corp., in its capacity as guarantor under the Guaranty.

          “Guaranty” means the guaranty of Guarantor dated as of the date hereof as the same may be amended from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder.

          “Hedge Agreement” means, with respect to any or all of the Contributed Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, which conform to Seller’s existing hedging policies, entered into by Seller.

          “High Cost Mortgage Loan” means a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) as such term is defined in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

          “Income” means, without duplication, with respect to any Purchased Asset or Contributed Mortgage Loan, at any time until repurchased or removed from a Transaction by the Seller pursuant to this Agreement, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

          “Indebtedness” means, for any Person, at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet; provided, however, that notwithstanding anything to the contrary herein, Indebtedness shall exclude all Non-Recourse Debt.

          “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller hereunder or under any Program Agreement.

          “Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Asset Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

          “Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

          “Jumbo Mortgage Loan” means a Mortgage Loan originated in accordance with the Product Matrix.

          “Jumbo Prime Mortgage Loan” means a Jumbo Mortgage Loan for which the FICO score is greater than or equal to 700.

          “Jumbo Standard Mortgage Loan” means a Jumbo Mortgage Loan for which the FICO score is less than 700.

          “Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

          “Margin Call” has the meaning specified in Section 6.a hereof.

          “Margin Deadline” has the meaning specified in Section 6.b hereof.

          “Margin Deficit” has the meaning specified in Section 6.a hereof.

          “Market Value” has the meaning assigned to such term in the Pricing Side Letter.

          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of any Seller Party, Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller Party, Guarantor or any Affiliate that is a party to any Program Agreement, taken as a whole, to perform its material obligations under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller Party, Guarantor or any Affiliate that is a party to any Program Agreement, in each case as determined by the Buyer in its reasonable discretion.

          “Maximum Aggregate Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

          “MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

          “MERS Loan” has the meaning set forth in the Custodial Agreement.

          “MERS® System” means the MERSCORP Holdings, Inc.’s mortgage electronic registry system.

          “Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.

          “Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

          “Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the stock of the subject cooperative association and in the tenant’s rights in the Proprietary Lease relating to such stock.

          “Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

          “Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

          “Mortgage Loan” means any first lien, one-to-four-family residential loan evidenced by and including a Mortgage Note and a Mortgage.

          “Mortgage Loan Schedule” has the meaning set forth in the Custodial Agreement.

          “Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

          “Mortgaged Property” means the real property or other Co-op Loan collateral securing repayment of the debt evidenced by a Mortgage Note.

          “Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

          “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller, Guarantor or any ERISA Affiliate and that is covered by Title IV of ERISA.

          “Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

          “Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

          “Non-Recourse Debt” shall mean Indebtedness in the form of asset-backed securities to the extent payable solely from the assets sold or pledged to secure such Indebtedness under which no purchaser or creditor has recourse to Seller or Guarantor or any of their Affiliates (other than any Affiliate that is a special purpose borrower of such Indebtedness) if such assets are inadequate or unavailable to pay off such Indebtedness, and neither Guarantor nor Seller nor any of their Affiliates effectively has any obligation to directly or indirectly pay any such deficiency.

          “Obligations” means (a) all of Seller’s obligations to pay the Repurchase Price on the Termination Date, the Price Differential on each Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Asset or Contributed Mortgage Loan or its interest therein; (c) without duplication, in the event of any proceeding for the collection or enforcement of any of Seller’s obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset or Contributed Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

          “OFAC” has the meaning set forth in Section 13.a(27) hereof.

          “Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

          “Optional Repurchase” has the meaning specified in Section 4.b hereof.

          “Optional Repurchase Date” has the meaning specified in Section 4.b hereof.

          “Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement.

          “Pass-Through Trust” means ZFC Funding Pass-Through Trust I, a New York common law trust.

          “Pass-Through Trust Account” means the segregated account established at an institution reasonably acceptable to the Buyer by and in the name of Pass-Through Trust Trustee for the benefit of the Pass-Through Trust, into which all collections, proceeds and Income received on account of or in respect of the Contributed Mortgage Loans shall be deposited.

          “Pass-Through Trust Account Control Agreement” means that certain “shifting control” account control agreement, dated as of the date hereof, among Buyer, Pass-Through Trust Trustee for the benefit of the Pass-Through Trust and Bank, as it may be amended, supplemented or otherwise modified from time to time.

          “Pass-Through Trust Agreement” means that certain Trust Agreement, dated as of August 14, 2014, between Seller, in its capacity as depositor, and Pass-Through Trust Trustee, as the same may be amended, supplemented, or otherwise modified from time to time.

          “Pass-Through Trust Certificates” means the certificates evidencing 100% of the Pass-Through Trust Interests of the Pass-Through Trust.

          “Pass-Through Trust Interests” means any and all of the Capital Stock of Pass-Through Trust.

          “Pass-Through Trust Trustee” means U.S. Bank National Association as trustee on behalf of the Pass-Through Trust.

          “Payment Date” means the 25th day of the month; provided, that, if any such day is not a Business Day, the Payment Date shall be the next succeeding Business Day.

          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          “Pension Protection Act” means the Pension Protection Act of 2006.

          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          “Plan” means an employee benefit or other plan established or maintained by Seller Parties, Guarantor or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

          “Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

          “Power of Attorney” means a Power of Attorney substantially in the form of Exhibit D hereto.

          “Price Differential” means as of any date of determination, the aggregate amount obtained by daily application of, for each Contributed Mortgage Loan, the applicable Pricing Rate for such Contributed Mortgage Loan (or during the continuation of an Event of Default, the Post-Default Rate) to the related Allocated Purchase Price for such Contributed Mortgage Loan, calculated on the basis of a 360-day-per-year for the actual number of days elapsed during the period commencing on (and including) the related Purchase Date and ending on (but excluding) the earlier of (x) the date of determination and (y) the date on which such Contributed Mortgage Loan has been repurchased or removed by the Seller from a Transaction pursuant to this Agreement (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Contributed Mortgage Loan).

          “Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.

          “Pricing Side Letter” means, the letter agreement dated as of the date hereof, among Buyer, Seller Parties and Guarantor, as the same may be amended from time to time.

          “Primary Repurchase Assets” has the meaning assigned thereto in Section 8.a hereof.

          “Product Matrix” means the product matrix of the Seller, set forth as Exhibit B hereto, which may be amended from time to time as reasonably acceptable to the Buyer.

          “Program Agreements” means, collectively, this Agreement, the Guaranty, the Custodial Agreement, the Pricing Side Letter, the Servicer Account Control Agreement, the Pass-Through Trust Account Control Agreement, the Collection Account Control Agreement, the Power of Attorney, the Servicing Agreement, if any, the Pass-Through Trust Agreement, and the Servicer Notice, if entered into.

          “Prohibited Person” has the meaning set forth in Section 13.a(27) hereof.

          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          “Proprietary Lease” means the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op Unit.

          “Purchase Date” means the date on which the Purchased Certificate is to be transferred by a Seller to Buyer or a Purchase Price Increase Date, as applicable.

          “Purchase Price” means:

          (a) with respect to the Purchased Certificate, (i) as of the date of the initial Transaction, the price at which the Purchased Certificate is transferred by Seller to Buyer in a Transaction, which shall be equal to, (x) if Contributed Mortgage Loans are to be subject to the initial Transaction, the product of the Purchase Price Percentage multiplied by the least of: (A) the Market Value of such Contributed Mortgage Loans, (B) the outstanding principal amount thereof as set forth on the related Asset Schedule and (C) the Acquisition Price thereof, (y) if no Contributed Mortgage Loans are to be subject to the initial Transaction, zero, and (ii) the amount calculated in clause (a)(i) above plus the amount of any Purchase Price Increase since the initial Transaction minus the amount of any Purchase Price Decreases since the initial Transaction and minus the amount of any cash, Income or payments (including payments made to cure a Margin Deficit) received by Buyer and applied to reduce the Allocated Purchase Price of any Contributed Mortgage Loan; and

          (b) with respect to each Contributed Mortgage Loan, the Allocated Purchase Price.

          “Purchase Price Decrease” means a decrease in the Purchase Price for the Purchased Certificate, based upon the amount of any cash transferred by the Seller to Buyer applied to reduce the Seller’s obligations in accordance with Section 4 hereof or pursuant to Section 6 hereof.

          “Purchase Price Decrease Date” means, with respect to the Purchased Certificate, the date on which a Purchase Price Decrease occurs with respect thereto.

          “Purchase Price Increase” means an increase in the Purchase Price for the Purchased Certificate, based upon the Pass-Through Trust Trustee for the Pass-Through Trust acquiring additional Contributed Mortgage Loans to which such portion of the Purchase Price is allocated, as requested by a Seller pursuant to Section 3.b hereof, which amount shall equal the product of the Purchase Price Percentage multiplied by the least of: (x) the Market Value of such Contributed Mortgage Loans, (y) the outstanding principal amount thereof as set forth on the related Asset Schedule and (z) the Acquisition Price thereof.

          “Purchase Price Increase Date” means, with respect to the Purchased Certificate, the date on which a Purchase Price Increase occurs with respect thereto.

          “Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

          “Purchased Assets” means the collective reference to the Purchased Certificate, together with the beneficial interests in the related Contributed Mortgage Loans represented thereby.

          “Purchased Certificate” has the meaning specified in Section 1 hereof.

          “Qualified Appraiser” means, with respect to each Mortgage Loan, an appraiser, duly appointed by or acceptable to the originator of the Mortgage Loan, licensed or certified by the applicable governmental body in which the related Mortgaged Property is located, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended and in effect from time to time, and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

          “Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

          “Qualified Originator” means an originator of Mortgage Loans who is approved by Seller in accordance with the Seller approval policies and procedures.

          “Recognition Agreement” means, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

          “Records” means, with respect to any Contributed Mortgage Loan, the documents in the Asset File and the Servicing Records.

          “REIT” means a real estate investment trust under Section 856 through 860 of the Code.

          “REIT Distribution Requirement” means for any taxable year, an amount of dividends sufficient to meet the requirements of Section 857(a) of the Code, as determined by the Guarantor, in its sole discretion, in each case at the time any such distribution is made.

          “Reporting Date” means the 15th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

          “Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

          “Repurchase Date” means the earliest of (a) the Termination Date, (b) a Purchase Price Decrease Date, or (c) the date determined by application of Section 16 hereof.

          “Repurchase Price” means, with respect to (a) the Purchased Certificate, the Purchase Price for the Purchased Certificate and (b) Contributed Mortgage Loans that are requested to be released from the Pass-Through Trust Trustee for the Pass-Through Trust upon an Optional Repurchase, the Allocated Purchase Price for such Contributed Mortgage Loans, in in each case with any accrued but unpaid Price Differential as of the date of such determination.

          “Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Responsible Officer” means as to any Person (other than the Pass-Through Trust Trustee), the chief executive officer or, with respect to financial matters, the chief financial officer of such Person. With respect to the Pass-Through Trust Trustee, as defined in the Pass-Through Trust Agreement.

          “S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

          “SEC” means the Securities and Exchange Commission, or any successor thereto.

          “Seller” means ZFC Funding, Inc. or its permitted successors and assigns.

          “Seller Parties” means, collectively, Seller and the Pass-Through Trust Trustee for the Pass-Through Trust.

          “Seller Repurchase” has the meaning set forth in Section 4.b hereof.

          “Servicer” means Select Portfolio Servicing, Inc. or any other servicer approved by Buyer in its good faith discretion.

          “Servicer Account” means the segregated account established at an institution reasonably acceptable to the Buyer by and in the name of Servicer pursuant to the Servicing Agreement, into which all collections, proceeds and Income received on account of or in respect of the Contributed Mortgage Loans serviced by Servicer shall be deposited.

          “Servicer Account Control Agreement” means that certain “shifting control” account control agreement, among Buyer, Pass-Through Trust Trustee for the benefit of the Pass-Through Trust, Servicer and JPMorgan Chase Bank, N.A., as it may be amended, supplemented or otherwise modified from time to time.

          “Servicer Notice” means the notice acknowledged by the related Servicer substantially in the form of Exhibit J hereto, as the same may be amended from time to time.

          “Servicer Remittance Date” means the tenth (10th) day of each month or, if such day is not a Business Day, the immediately succeeding Business Day.

          “Servicing Agreement” means (i) the servicing agreement, dated as of the date hereof, among the Pass-Through Trust Trustee for the Pass-Through Trust, Seller, in its capacity as depositor under the Pass-Through Trust Agreement, and Servicer, and (ii) any other servicing agreement with a Servicer relating to the Contributed Mortgage Loans, each as approved by Buyer in its sole discretion.

          “Servicing Records” means the servicing records with respect to the Contributed Mortgage Loans, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Contributed Mortgage Loans.

          “Servicing Rights” means rights of any Person to administer, service or subservice, the Contributed Mortgage Loans or to possess related Records.

          “SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

          “Stock Certificate” means, with respect to a Co-op Loan, the certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.

          “Stock Power” means, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.

          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity of which at least a majority of the Capital Stock having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether or not at the time Capital Stock of any other class or classes of such corporation, limited liability company, partnership, trust or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          “Tangible Net Worth” has the meaning set forth in the Pricing Side Letter.

          “Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          “Termination Date” has the meaning assigned to such term in the Pricing Side Letter.

          “Transaction” has the meaning set forth in Section 1 hereof.

          “Transaction Request” means a request via email or other mutually agreed electronic method from Seller to Buyer notifying Buyer that Seller wishes to enter into a Transaction, including a Purchase Price Increase, hereunder that indicates that it is a Transaction Request under this Agreement.

          “Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the Custodial Agreement.

          “Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

          “U.S. Tax Compliance Certificate” has the meaning set forth in Section 11(e)(ii)(B) hereof.

     3. Program; Initiation of Transactions

     a. On the initial Purchase Date, Buyer will purchase from Seller the Purchased Certificate. From time to time, Seller may request and Buyer will fund Purchase Price Increases in connection with the acquisition or transfer of Mortgage Loans by or to the Pass-Through Trust Trustee for the Pass-Through Trust and the corresponding increase in value of the Purchased Certificate equal to the Purchase Price for such Contributed Mortgage Loan as of the related Purchase Date. All related Contributed Mortgage Loans shall be serviced by Servicer. The aggregate Purchase Price of the Purchased Certificate (adjusted for any Purchase Price Increases and Purchase Price Decreases, as applicable) subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.

     b. Seller shall request that Buyer enter into a Transaction by delivering (i) to Buyer, a Transaction Request one (1) Business Day prior to the proposed Purchase Date, (ii) to Buyer, an Asset Schedule and (ii) to Custodian, a Mortgage Loan Schedule. The Custodian shall deliver to Buyer by the proposed Purchase Date, the final Trust Receipt with respect to the related Mortgage Loans subject to the proposed Transaction. In the event Buyer elects not to enter into a Transaction with respect to a proposed Mortgage Loan because of its failure to meet the eligibility requirements set forth herein, Buyer shall provide written notice of such intent to Seller no later than 12:00 noon (Eastern time) on the related Purchase Date.

     c. Reserved

     d. Reserved.

     e. Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the Purchased Certificate shall pass to Buyer on the initial Purchase Date, against the transfer of the Purchase Price for the Purchased Certificate to Seller. Upon transfer of the Purchased Certificate to the Buyer or Contributed Mortgage Loans to the Pass-Through Trust Trustee for the Pass-Through Trust and until termination of any related Transactions or the release of Contributed Mortgage Loans as set forth in Sections 4 or 16 of this Agreement, ownership of the Purchased Certificate, and control of the Purchased Assets, is vested in Buyer.

4. Repurchase

     a. Seller shall repurchase the Purchased Certificate from Buyer on the Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Contributed Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for the Purchased Certificate on each Payment Date except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Certificate from Buyer or its designee (including the Custodian) at Seller’s expense on the Termination Date. In addition, Seller may repurchase the Purchased Certificate or effect an Optional Repurchase without penalty or premium, but subject, with respect to the situations set forth in Section 3.2 of the Pricing Side Letter, to the Exit Fee, on any date pursuant to Section 4.b below.

     b. When any Contributed Mortgage Loans are desired by Seller to be sold or otherwise liquidated, Seller shall give Buyer at least one (1) Business Day’s prior written notice thereof designating the applicable Contributed Mortgage Loans and specifying the net sale proceeds expected from such sale and shall make payment to Buyer of the Allocated Repurchase Price attributable to such Contributed Mortgage Loans plus any Exit Fee due (an “Optional Repurchase”) on each date such Contributed Mortgage Loans are desired to be sold or otherwise liquidated (each, an “Optional Repurchase Date”). Such payment shall serve as a partial prepayment of the Repurchase Price in respect of the Purchased Certificate. Provided that no Default shall have occurred and is continuing, and (i) the applicable Allocated Repurchase Price due Buyer has been deposited in the Pass-Through Trust Account and (ii) the applicable Exit Fee due Buyer has been deposited in the account set forth in Section 9 hereof, Buyer agrees to permit the release from the Pass-Through Trust Trustee for the Pass-Through Trust of the related Contributed Mortgage Loans (and release its lien on the related Contributed Mortgage Loans and the Repurchase Assets related thereto) at the request of Seller. In addition, if the Buyer either terminates this Agreement without cause or has indicated that it will no longer enter into new Transactions, the Seller shall have the immediate right to repurchase the Purchased Certificate by providing written notice to the Buyer and depositing the Repurchase Price and all other Obligations that are owing in the account set forth in Section 9 hereof (such a repurchase, a “Seller Repurchase”). Upon the Repurchase Price for the Purchased Certificate and all other Obligations that are owing being deposited in the account set forth in Section 9 hereof, the Contributed Mortgage Loans shall be released from the Pass-Through Trust Trustee for the Pass-Through Trust and the Buyer’s lien on the Repurchased Assets shall immediately be released. The Seller will not owe any Exit Fee in connection with a Seller Repurchase.

     c. Provided that no Event of Default shall have occurred and be continuing, and Buyer has received the related Repurchase Price and satisfaction of all Obligations related to the Contributed Mortgage Loans being repurchased, Buyer agrees to release its ownership interest hereunder in the related Purchased Assets (including its lien on the Contributed Mortgage Loans and Repurchase Assets related thereto) at the request of Seller. The applicable Purchased Assets (and the Contributed Mortgage Loans and Repurchase Assets related thereto, as applicable) shall be retransferred by delivery to the Seller or the designee of Seller. Following payment of the Repurchase Price and the satisfaction of all Obligations hereunder, Buyer shall return the original Purchased Certificate and all applicable transfer documents to the Seller, and shall release its lien on the Repurchase Assets.

5. Price Differential.

     a. On each Business Day that a Transaction is outstanding, each Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Payment Date. Two Business Days prior to the Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Payment Date. If on a Payment Date, Price Differential owing for such Payment Date is not paid pursuant to Section 7 of this Agreement, Seller shall pay to Buyer the Price Differential for such Payment Date, by wire transfer in immediately available funds.

     b. If Buyer fails to receive all or part of the Price Differential due for a Payment Date by the close of business on that Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

6. Margin Maintenance

     a. If at any time the outstanding Purchase Price of the Purchased Certificate is greater than the sum of (i) the aggregate Asset Value of the Contributed Mortgage Loans subject to Transactions and (ii) amounts on deposit in the Servicer Account, Pass-Through Trust Account or Collection Account (a “Margin Deficit”), then Buyer may by notice to Seller require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

     b. Notice delivered pursuant to Section 6.a above may be given by any written or electronic means. Any notice given on a Business Day shall be met, and the related Margin Call satisfied, no later than the close of business on the following Business Day, so long as the amount at least equal to the Margin Deficit is actually received by Buyer (the foregoing time requirement for satisfaction of a Margin Call is referred to as the “Margin Deadline”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

     c. In the event that a Margin Deficit exists, Buyer may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit for a Contributed Mortgage Loan and (ii) will be applied by Buyer against the Allocated Purchase Price of the Contributed Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

7. Income Payments

     a. All Income received on account of the Contributed Mortgage Loans during the term of a Transaction shall be the property of Buyer through its ownership of the Purchased Certificate. Seller shall cause (i) the Pass-Through Trust Trustee to cause the Servicer to deposit all such Income received on account of the Contributed Mortgage Loans, net of applicable servicing fees and servicing advances due Servicer pursuant to the Servicing Agreement, in the Servicer Account no later than two (2) Business Days following receipt thereof, (ii) on the Servicer Remittance Date, the Pass-Through Trust Trustee to cause the Servicer to immediately remit such Income to the Pass-Through Trust Account and (iii) on the Payment Date, the Pass-Through Trust Trustee to cause the Bank to remit such Income to the Collection Account.

     b. Provided no Event of Default has occurred and is continuing, on each Payment Date Buyer shall direct the Bank to remit amounts on deposit in the Collection Account as follows:

          (1) first, to Buyer in payment of any accrued and unpaid Price Differential, to the extent not paid by Seller to Buyer pursuant to Section 5;

          (2) second, to Buyer to reduce the Allocated Purchase Price for any Contributed Mortgage Loan by an amount sufficient to eliminate any outstanding Margin Deficit for such Contributed Mortgage Loan that exists or would exist after the payment of amounts to Seller pursuant to clause (5) below (without limiting Seller’s obligation to satisfy such Margin Deficit in a timely manner as required by Section 6 to the extent not otherwise satisfied);

          (3) third, to Buyer on account of unpaid fees, expenses, and indemnity amounts and any other amounts due from Seller under the Program Agreements;

          (4) fourth, to Buyer on account of the aggregate Allocated Repurchase Price for Contributed Mortgage Loans subject to Optional Repurchases; and

          (5) fifth, all remaining amounts (if any), to Seller.

     c. Notwithstanding any provision to the contrary in this Section 7, upon the occurrence and continuance of an Event of Default or on the Termination Date, Buyer shall, or shall direct Bank to, remit amounts on deposit in the Collection Account as follows:

          (1) first, to Buyer in payment of any accrued and unpaid Price Differential, to the extent not paid by Seller to Buyer pursuant to Section 5;

          (2) second, to Buyer to reduce the Allocated Purchase Price for any Contributed Mortgage Loan by an amount sufficient to eliminate any outstanding Margin Deficit for such Contributed Mortgage Loan (without limiting Seller’s obligation to satisfy such Margin Deficit in a timely manner as required by Section 6 to the extent not otherwise satisfied);

          (3) third, to Buyer on account of unpaid fees, expenses, and indemnity amounts and any other amounts due from Seller under the Program Agreements;

          (4) fourth, to Buyer to reduce the aggregate Purchase Price for the Purchased Certificate to $0;

          (5) fifth, to Buyer all other Obligations that are due and payable; and

          (6) sixth, all remaining amounts (if any), to Seller.

8. Security Interest

     a. Security Interest. On the initial Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets and the beneficial interest in the Repurchase Assets. Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Assets), any Property relating to the Purchased Assets, all insurance policies and insurance proceeds relating to any Purchased Assets or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, Income, the Collection Account, the Servicer Account, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (the “Primary Repurchase Assets”).

     b. Additional Repurchase Assets. In order to further secure the Obligations hereunder, the Pass-Through Trust Trustee for the Pass-Through Trust hereby grants, assigns and pledges on the date hereof to Buyer a fully perfected first priority security interest in the Contributed Mortgage Loans, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Pass-Through Trust Trustee for the Pass-Through Trust’s rights thereunder relate to the Contributed Mortgage Loans), any Property relating to the Contributed Mortgage Loans, all insurance policies and insurance proceeds relating to any Contributed Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance and hazard insurance, Income, the Pass-Through Trust Account, the Servicer Account, accounts (including any interest of Pass-Through Trust Trustee for the Pass-Through Trust in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Contributed Mortgage Loans (including, without limitation, any other accounts) or any interest in the Contributed Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Additional Repurchase Assets” and together with the Primary Repurchase Assets, the “Repurchase Assets”). All Additional Repurchase Assets shall be deemed to be part of the Pass-Through Trust. This paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(v) and 741(7)(xi) of the Bankruptcy Code, and is further intended to be a guaranty of the Obligations to the Buyer by the Pass-Through Trust Trustee for the Pass-Through Trust to the extent of its Contributed Mortgage Loans; the assets set forth in Section 8.a above and this Section 8.b are the “Repurchase Assets”.

     c. Release of Servicing Rights. Seller and Guarantor each acknowledge that it does not have rights to service the Contributed Mortgage Loans but only has rights to the extent a party to the current Servicing Agreement. Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller and Guarantor each grant, assign and pledge to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

     d. Financing Statements. Subject to Section 40 herein, Seller Parties agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, Seller Parties hereby authorize the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate. The Seller Parties shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

     e. Pass-Through Trust Interests as Securities. The parties acknowledge and agree that the Pass-Through Trust Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code; Seller Parties covenant and agree that (i) the Pass-Through Trust Interests are not and will not be dealt in or traded on securities exchanges or securities markets, and (ii) the Pass-Through Trust Interests are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the re-registration, indorsement, transfer and delivery of the Purchased Certificate to Buyer.

     f. Additional Interests. If Seller shall, as a result of ownership of the Purchased Certificate, become entitled to receive or shall receive any certificate evidencing any Purchased Certificate, whether in addition to, in substitution for, as a conversion of, or in exchange for the Purchased Certificate, or otherwise in respect thereof, Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or, if requested, deliver the Purchased Certificate re-registered in the name of Buyer, to be held by the Buyer subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of the Pass-Through Trust Interests upon the liquidation or dissolution of the Pass-Through Trust or otherwise shall be paid over to the Buyer as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default, any sums of money or property so paid or distributed in respect of the Pass-Through Trust Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Seller as additional security for the Obligations.

     g. Cash Dividends; Voting Rights. Subject to this Section, after the occurrence of an Event of Default that has not been waived or cured, Buyer as the holder, shall exercise all voting rights with respect to the Repurchase Assets and Pass-Through Trust Interests. Prior to the occurrence of an Event of Default that has not been waived or cured, the applicable Seller Parties shall exercise all voting rights with respect to the Repurchase Assets and Pass-Through Trust Interests, but subject in all events to the consent rights of Buyer as set forth in the related governing agreements. In no event shall any vote be cast or other action taken which would impair the Repurchase Assets or Pass-Through Trust Interests, as applicable, or which would be inconsistent with or result in a violation of any provision of this Agreement. Without limiting the generality of the foregoing, after an Event of Default, Buyer shall have no obligation to (i) vote to enable, or take any other action to permit Pass-Through Trust, to issue any trust interests of any nature or to issue any other trust interests convertible into or granting the right to purchase or exchange for any trust interests of Pass-Through Trust or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pass-Through Trust Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Pass-Through Trust Interests, the Repurchase Assets, or any interest therein, except for the Lien provided for by this Agreement, or (iv) enter into any agreement or undertaking restricting the right or ability of Seller Parties to sell, assign or transfer any of the Pass-Through Trust Interests.

9. Payment and Transfer

          Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder to Buyer shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Account No. 30956492, for the account of CS Buyer/Zais Inbound, Citibank, NA, ABA No. 021 000 089 or such other account as Buyer shall specify to Seller in writing. Each Seller Party and Guarantor acknowledges that it has no rights of withdrawal from the foregoing account. The Purchased Certificate transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request. The Purchased Certificate and Contributed Mortgage Loans shall be evidenced by a Trust Receipt. Any Repurchase Price received by Buyer after the close of business on a Business Day shall be deemed received on the next succeeding Business Day.

10. Conditions Precedent

     a. Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following:

          (1) Program Agreements. The Program Agreements in form and substance satisfactory to Buyer and duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

          (2) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Repurchase Assets have been taken, including, without limitation, ensuring that all Pass-Through Trust Interests are evidenced by certificates in registered form and that such Pass-Through Trust Interests constitute and remain “securities” (as defined in Section 8-102 of the Uniform Commercial Code). Seller shall take all steps as may be necessary in connection with the indorsement, transfer of power, delivery and pledge of all Purchased Assets and Contributed Mortgage Loans to Buyer, and performing UCC searches and duly authorized and filing Uniform Commercial Code financing statements, in form and substance satisfactory to Buyer, on Form UCC-1.

          (3) Organizational Documents. A certificate of the authorized person of the Seller and Guarantor substantially in the form of Exhibit F hereto, attaching certified copies of Seller’s and Guarantor’s organizational documents and resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary action or governmental approvals as may be required in connection with the Program Agreements.

          (4) Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of the Seller and Guarantor, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

          (5) Incumbency Certificate. An incumbency certificate of the company secretary of the Seller and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

          (6) Opinion of Counsel. (A) A security interest, general corporate and enforceability opinion or opinions of counsel to Seller Parties and Guarantor, including an Investment Company Act of 1940, as amended (the “Investment Company Act”) opinion indicating that (x) it is not necessary to register Pass-Through Trust under the Investment Company Act, for reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act and (y) it is not necessary to register Seller or Guarantor under the Investment Company Act; and (B) a Bankruptcy Code opinion of counsel to Seller Parties and Guarantor, with respect to the matters outlined in Section 26, each in form and substance acceptable to Buyer;

          (7) Reserved.

          (8) Fees. Payment of any fees due to Buyer hereunder.

          (9) Reserved.

          (10) Delivery of Certificates. Seller shall deliver to the Custodian the Purchased Certificate issued in the name of the Buyer.

     b. All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

          (1) Due Diligence Review. Without limiting the generality of Section 34 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Purchased Assets, Contributed Mortgage Loans and Seller Parties, Guarantor and the Servicer.

          (2) Required Documents. With respect to each Contributed Mortgage Loan, the Asset File has been delivered to the Custodian in accordance with the Custodial Agreement.

          (3) Transaction Documents. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

          (a) A Transaction Request and Asset Schedule delivered by Seller pursuant to Section 3.b hereof.

          (b) The Trust Receipt and Custodial Asset Schedule delivered by Custodian.

          (c) Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

          (4) No Default. No Default or Event of Default shall have occurred and be continuing.

          (5) Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on CSCOF.

          (6) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller and Guarantor in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

          (7) Reserved.

          (8) Material Adverse Change. None of the following shall have occurred and/or be continuing:

          (a) Credit Suisse AG, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

          (b) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Contributed Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

          (c) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

          (d) there shall have occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services; or

          (e) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement; provided, that any such determination under this Section 10.b(9)(e) shall be consistent with the determinations made by Buyer in respect of collateral substantially similar to the Contributed Mortgage Loans and the Purchased Certificate. Seller shall be entitled to a refund of a pro-rated portion of any Commitment Fee actually paid by Seller with respect to any period after the date on which such payment and any event occurring pursuant to this clause (8).

11. Program; Costs

     a. Seller and Guarantor shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including reasonable attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Repurchase Assets, subject to Section 34 of this Agreement. Seller and Guarantor shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any Servicer in connection with a termination of the Servicer by Buyer in accordance with Section 12.e or Section 16.d of this Agreement. Seller and Guarantor shall pay the fees and expenses of Buyer’s counsel in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller and Guarantor. Seller and Guarantor shall pay ongoing custodial fees and expenses as set forth in the Custodial Agreement, and any other ongoing fees and expenses under any other Program Agreement.

     b. If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then each of Seller and Guarantor agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs; provided, that any such determination made under this Section 11.b shall be consistent with determinations made by Buyer in respect of substantially similar warehouse and loan facilities with substantially similar assets.

     c. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10.a(5) hereof. In each such case, Seller and Guarantor hereby waives the right to dispute Buyer’s record of the terms of the request or other communication.

     d. Reserved.

     e. (i) Any payments made by Seller or Guarantor to Buyer or a Buyer assignee hereunder or any Program Agreement shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If Seller or Guarantor shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Buyer or a Buyer assignee, then (i) the Seller or Guarantor shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 11(e)) the Buyer or Buyer assignee receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) the Seller and Guarantor shall notify the Buyer or Buyer assignee of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Seller and Guarantor shall otherwise indemnify Buyer, within ten (10) days after demand therefor, for any Indemnified Taxes or Other Taxes imposed on Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11(e)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.

     (ii) Buyer and any Buyer assignee shall deliver to each of the Seller and Guarantor, at the time or times reasonably requested by the Seller or Guarantor, such properly completed and executed documentation reasonably requested by the Seller or Guarantor as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer and any Buyer assignee, if reasonably requested by Seller or Guarantor, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or Guarantor as will enable the Seller or Guarantor to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 11, the completion, execution and submission of such documentation (other than such documentation in Section 11(e)((ii)(A), (B) and (C) below) shall not be required if in the Buyer’s or Buyer’s assignee’s judgment such completion, execution or submission would subject such Buyer or Buyer assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Buyer assignee. Without limiting the generality of the foregoing, Buyer or Buyer assignee shall deliver to each of the Seller and Guarantor, to the extent legally entitled to do so:

(A) in the case of a Buyer or Buyer assignee which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to U.S. federal backup withholding tax;

(B) in the case of a Buyer or Buyer assignee which is not a “U.S. Person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of Seller, Guarantor or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (III) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, and (IV) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit the Seller or Guarantor to determine the withholding or deduction required to be made.

(C) if a payment made to a Buyer or Buyer assignee under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to the Seller or Guarantor at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 11(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer or Buyer assignee on or prior to the date on which such person becomes a Buyer or Buyer assignee under this Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.

     f. Any indemnification payable by Seller or Guarantor to Buyer or any Buyer assignee for Indemnified Taxes or Other Taxes that are imposed on Buyer or a Buyer assignee, as described in Section 11(e)(i) hereof, shall be paid by Seller or Guarantor within ten (10) days after demand therefor. A certificate as to the amount of such payment or liability delivered to the Seller or Guarantor by Buyer or a Buyer assignee shall be conclusive absent manifest error.

     g. Each party’s obligations under this Section 11 shall survive any assignment of rights by, or the replacement of, Buyer or a Buyer assignee, and the repayment, satisfaction or discharge of all obligations under any Program Agreement.

     h. Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets, and the Purchased Assets as owned by Seller in the absence of an Event of Default by Seller. Buyer and Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from Buyer to Seller secured by the Purchased Assets, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

12. Servicing

     a. The Pass-Through Trust Trustee for the Pass-Through Trust and the Seller, in its capacity as depositor under the Pass-Through Trust Agreement, shall contract with Servicer to service the Contributed Mortgage Loans consistent with Accepted Servicing Practices.

     b. Seller shall cause Pass-Through Trust Trustee for the Pass-Through Trust to cause the Servicer to hold or cause to be held all escrow funds collected by Servicer with respect to any Contributed Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

     c. Seller shall cause Pass-Through Trust Trustee for the Pass-Through Trust to cause the Servicer to deposit all collections received by Servicer on the Contributed Mortgage Loans in accordance with Section 7.a.

     d. In the event there is a third party Servicer and upon Buyer’s request, Seller shall provide promptly to Buyer a Servicer Notice addressed to and agreed to by the Servicer of the related Contributed Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Contributed Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Contributed Mortgage Loans and any related Income with respect thereto.

     e. Upon the occurrence of an Event of Default hereunder or a default that permits termination of the Servicer under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Contributed Mortgage Loans without payment of any penalty or termination fee. Seller and the Servicer shall cooperate in transferring the servicing of the Contributed Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer as a result of an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

     f. If Seller should discover the occurrence of an event of default under the Servicing Agreement, Seller shall promptly notify Buyer and shall cause the enforcement of the Servicing Agreement in accordance with its terms.

13. Representations and Warranties

     a. Each of Seller, on behalf of the Seller Parties, and Guarantor represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

          (1) Existence. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware. Pass-Through Trust has been organized as a common law trust under the laws of the State of New York. Guarantor has been duly organized and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

          (2) Licenses. Each of the Seller and Guarantor is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in each instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Each Seller Party and Guarantor has the requisite power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement and any Transaction Request.

          (3) Power. Each Seller Party and Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

          (4) Due Authorization. Each Seller Party and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. Each Program Agreement has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by Seller Parties and Guarantor, as applicable, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller Parties and Guarantor, as applicable, in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

          (5) Financial Statements. The Guarantor has heretofore furnished to Buyer a copy of (a) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of the Guarantor ended December 31, 2013 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of PriceWaterhouseCoopers and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal periods of the Guarantor ended September 30, 2013 and March 31, 2014 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since ________________, 201_, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Guarantor aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. The Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

          (6) Event of Default. There exists no Event of Default under Section 15.b hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15.b hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

          (7) Solvency. Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. No Seller Party nor Guarantor intends to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Certificate to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Certificate. Seller is not transferring any Purchased Certificate with any intent to hinder, delay or defraud any of its creditors. Each transfer of Mortgage Loans to Pass-Through Trust Trustee for the Pass-Through Trust constitutes reasonably equivalent value and fair consideration for such Mortgage Loans.

          (8) No Conflicts. The execution, delivery and performance by each Seller Party and Guarantor of each Program Agreement do not conflict with any term or provision of the formation documents or by-laws of any Seller Party or Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to any Seller Party or Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over any Seller Party or Guarantor, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which any Seller Party or Guarantor is a party.

          (9) True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, Guarantor, or any Affiliate or officer thereof (taken as a whole), and the negotiation, preparation, or delivery of the Program Agreements are true and complete and, to the best of the knowledge of Seller, Guarantor or any Affiliate, do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements).

          (10) Approvals. No consent, approval, authorization or order of, registration or filing with (other than any Form 8-Ks that may be required to be filed with the SEC), or notice to any Governmental Authority or court is required under applicable law in connection with the execution, delivery and performance by any Seller Party or Guarantor of each Program Agreement.

          (11) Litigation. There is no action, proceeding or investigation pending with respect to which any Seller Party or Guarantor has received service of process or, to the best of Seller’s or Guarantor’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated any Program Agreement, (C) making a claim individually in an amount greater than $5,00,000 or in an aggregate amount greater than $10,000,000, or (D) which might materially and adversely affect the validity of the Purchased Assets or Contributed Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement.

          (12) Material Adverse Effect. There has been no Material Adverse Effect since the date set forth in the most recent financial statements supplied to Buyer.

          (13) Ownership. No Seller Party has assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset or Contributed Mortgage Loan to any other Person, other than as contemplated in the Program Agreements, and immediately prior to the sale of such Purchased Certificate to Buyer, Seller was the sole owner of such Purchased Certificate and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.

          (14) Acquisition Guidelines. The Acquisition Guidelines provided to Buyer are the true and correct Acquisition Guidelines of the Seller.

          (15) Taxes.

          (a) Seller and Guarantor have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and Guarantor in respect of taxes and other governmental charges are, in the opinion of Seller or Guarantor, as applicable, adequate.

          (b) Guarantor is and has always been treated as a real estate investment trust for U.S. federal income tax purposes.

          (16) Investment Company. Neither Seller nor Guarantor nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act and (x) it is not necessary to register Pass-Through Trust under the Investment Company Act, for reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act and (y) it is not necessary to register Seller or Guarantor under the Investment Company Act.

          (17) Chief Executive Office; Jurisdiction of Organization. On the Effective Date, Seller’s chief executive office is, and has been, located at c/o Zais REIT Management, LLC, 2 Bridge Avenue, Suite 322, Red Bank, New Jersey 07701 and the trust office of Pass-Through Trust is, and has been, located at U.S. Bank National Association, 60 Livingston Avenue, Mailcode: EP-MN-WS3D, St. Paul, Minnesota 55107. On the Effective Date, Seller’s jurisdiction of organization is Delaware. On the Effective Date, Pass-Through Trust’s jurisdiction of organization is New York. Seller shall provide Buyer with thirty days advance notice of any change in Seller’s principal office or place of business, legal name or jurisdiction. Seller has no trade name. During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

          (18) Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets and Contributed Mortgage Loans and the related Repurchase Assets is its chief executive office, the offices of the Custodian or the related trustee.

          (19) Tangible Net Worth. On the Effective Date, Guarantor’s Tangible Net Worth is not less than the amount set forth in Section 2.1 of the Pricing Side Letter.

          (20) ERISA. Each Plan to which Seller, Guarantor or its respective Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

          (21) Adverse Selection. Seller has not used selection procedures that identified the Contributed Mortgage Loans as being less desirable or valuable than other Mortgage Loans owned directly or indirectly by the Seller.

          (22) Agreements. No Seller Party, Guarantor or any Subsidiary of any Seller Party or Guarantor is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13.a(5) hereof. No Seller Party or Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller Parties or Guarantor as a whole. No holder of any indebtedness of Seller Parties, Guarantor or of any of their Subsidiaries has given notice of any asserted default thereunder.

          (23) Reserved.

          (24) Real Estate Investment Trust. Except as disclosed in writing to Buyer, Guarantor has not involuntarily engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

          (25) No Reliance. Each Seller Party and Guarantor has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party or Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions including without limitation, the legal, accounting or tax treatment of such Transactions.

          (26) Plan Assets. No Seller Party nor Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and none of the Purchased Assets or Contributed Mortgage Loans are “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in the Seller Parties’ hands, and transactions by or with Seller Parties or Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

          (27) No Prohibited Persons. Neither the Seller nor Guarantor nor any of their Affiliates, officers, directors, partners or members, is an entity or person (or to the Seller’s or Guarantor’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

          (28) Servicing. Seller shall ensure that Servicer and each subservicer servicing any Contributed Mortgage Loans hereunder have all consents, licenses and approvals necessary to service the Contributed Mortgage Loans.

     b. Seller represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each Purchased Asset and Contributed Mortgage Loan complies with the representations and warranties set forth on Schedule 1-A and 1-B and each such representation and warranty is true and correct, as applicable.

     c. The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets and Contributed Mortgage Loans are subject to this Agreement. Upon discovery by Seller, Guarantor or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its unreviewable discretion, Seller to repurchase within one (1) Business Day after receipt of notice from Buyer any Purchased Asset, or cause the release of any Contributed Mortgage Loan for which a breach of one or more of the representations and warranties referenced in Section 13.b exists and which breach has a material adverse effect on the value of such Purchased Asset, Contributed Mortgage Loan or the interests of Buyer.

14. Covenants

          Each of Seller, on behalf of the Seller Parties, and Guarantor covenants with Buyer that, during the term of this facility:

     a. Litigation. Seller and Guarantor, as applicable, will promptly, and in any event within ten (10) days after receipt of service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations or other legal or arbitrable proceedings affecting any Seller Party, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $5,00,000 or in an aggregate amount greater than $10,000,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

     b. Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or, without Buyer’s prior consent, sell all or substantially all of its assets, other than in connection with a securitization transaction, whole loan sale or similar execution, the proceeds of which will be applied toward the payment of the Repurchase Price and other related Obligations then due and owing hereunder.

     c. Servicing. Seller shall not cause the Contributed Mortgage Loans to be serviced by any Servicer other than a Servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller with the execution of this Agreement.

     d. Insurance. Seller and each subservicer shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and as disclosed to Buyer and shall not reduce such coverage without the written consent of Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

     e. No Adverse Claims. Seller warrants and will defend, and shall cause any Servicer to defend, as applicable, the right, title and interest of Buyer in and to all Purchased Assets, Contributed Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

     f. Assignment. Except as permitted herein, no Seller Party nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets, Contributed Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets or Contributed Mortgage Loans otherwise in accordance with the Program Agreements.

     g. Security Interest. Seller shall do all things necessary to preserve the Purchased Assets, Contributed Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets, Contributed Mortgage Loans or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Assets, Contributed Mortgage Loans or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets, Contributed Mortgage Loans or the related Repurchase Assets and any Program Agreement.

     h. Records.

          (1) Seller shall maintain or cause to be maintained all records relating to the Purchased Assets, Contributed Mortgage Loans and Repurchase Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, Contributed Mortgage Loans and Repurchase Assets. All such Records related to the Contributed Mortgage Loans shall be in Custodian’s possession unless Buyer otherwise approves or as provided in the Custodial Agreement. Except in accordance with the Custodial Agreement, Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Contributed Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller will, or will cause the Servicer to, maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Contributed Mortgage Loans and preserve them against loss.

          (2) For so long as Buyer has an interest in or lien on any Purchased Asset and Contributed Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

          (3) In accordance with the Custodial Agreement and the Pass-Through Trust Agreement, upon reasonable advance notice from Custodian or Buyer, Seller shall cause the Custodian or Pass-Through Trust Trustee, as applicable, to (x) make any and all such Records available to Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

     i. Books. Each Seller Party shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Certificate and pledge of Repurchase Assets to Buyer.

     j. Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

     k. Material Change in Business. No Seller Party nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

     l. Product Matrix. Without the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller shall not amend or otherwise modify the Product Matrix. Without limiting the foregoing, in the event that Seller makes any amendment or modification to the Product Matrix, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Product Matrix.

     m. Distributions. If a Default or an Event of Default has occurred and is continuing, neither Seller nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor; provided that Guarantor shall be permitted to pay dividends solely in order to meet its REIT Distribution Requirement.

     n. Applicable Law. Each Seller Party and Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

     o. Existence. Each Seller Party and the Guarantor shall preserve and maintain their legal existence and all of their material rights, privileges, licenses and franchises.

     p. Chief Executive Office; Jurisdiction of Organization. No Seller Party shall move its chief executive office from the address referred to in Section 13.a(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13.a(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.

     q. Taxes.

          (1) Each Seller Party and Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

          (2) Guarantor will be treated as a real estate investment trust for U.S. federal income tax purposes, and Seller Parties will be treated as disregarded entities for tax purposes.

     r. Transactions with Affiliates. Except for those transactions contemplated by the Program Agreements or a securitization transaction, no Seller Party will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, with any Affiliate, unless such transaction is (a) in the ordinary course of such Seller Party’s business and (b) upon fair and reasonable terms no less favorable to such Seller Party than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate; provided that this clause (r) will not limit the movement of cash, Cash Equivalents or Agency Securities among Seller Parties and their affiliates.

     s. Reserved.

     t. Reserved.

     u. Reserved.

     v. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of the Seller, Guarantor, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of the Seller and Guarantor are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by each Seller Party to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

     w. Reserved.

     x. Reserved.

     y. Reserved.

     z. Plan Assets. No Seller Party nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and no Seller Party or Guarantor shall use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with any Seller Party or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

     aa. Reserved.

     bb. MERS Loans. With respect to MERS Loans, Seller will cause Pass-Through Trust Trustee for the benefit of Pass-Through Trust (i) to be named as the owner of record on the MERS® System, (ii) to identify Buyer in the field “interim funder” on the MERS® System, and (iii) on the occurrence and continuance of an Event of Default hereunder, to take direction solely from Buyer.

     cc. REIT Status. Guarantor shall maintain its status as a real estate investment trust under Section 856 of the Code.

     dd. Quality Control. Seller shall maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to Mortgage Loans. Such program shall be capable of evaluating and monitoring the overall quality of Seller’s loan production activities. Such program shall (i) ensure that the Mortgage Loans are originated in accordance with prudent mortgage banking practices and accounting principles; (ii) guard against dishonest, fraudulent, or negligent acts; and (iii) guard against errors and omissions by officers, employees, or other authorized persons.

     ee. Financial Covenants. Guarantor shall at all times comply with all financial covenants and/or financial ratios set forth in Section 2 of the Pricing Side Letter.

     ff. Government Reports. Seller shall provide to Buyer written summaries of relevant portions of all final written Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, or (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, or suspension, in each case which requires filing with the SEC in accordance with the 1934 Act or any rules thereunder; provided, however, that any obligation under this clause (ff) is deemed to be satisfied by Seller arranging for Buyer to receive automatic email notification from Guarantor with respect to such items.

     gg. SPE Covenant Separateness. Except as permitted by the Program Agreements, the Pass-Through Trust shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto or in connection with the Pass-Through Trust Interests; (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of its affiliates; (d) comply with the provisions of its organizational documents in a manner that will not have a material adverse effect on the Pass-Through Trust Interests; (e) do all things necessary to observe organizational formalities and to preserve its existence in a manner that will not have a material adverse effect on the Pass-Through Trust Interests, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Buyer; (f) not commingle its funds or other assets with those of any Affiliate or any other Person; (g) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; and (h) not and will not hold itself out to be responsible for the debts or obligations of any other Person.

15. Events of Default

     Each of the following shall constitute an “Event of Default” hereunder:

     a. Payment Failure. Failure of Seller to (i) make any payment of Price Differential or any other sum (excluding those amounts specified in clauses (ii) and (iii) below) which has become due, on a Payment Date, Optional Repurchase Date (with respect to Purchased Assets actually repurchased) or otherwise, in each case after notification by Buyer to Seller of such default and such default shall have continued unremedied for three (3) Business Days, (ii) make any payment of Repurchase Price on a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, or (iii) cure any Margin Deficit when due pursuant to Section 6 hereof.

     b. Cross Default. Seller, Guarantor or any of Guarantor’s Affiliates shall be in default under (i) any Indebtedness, in the aggregate, in excess of $5,000,000 of Seller, Guarantor or of such Affiliate which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of $5,000,000 to which Seller, Guarantor or such Affiliate is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

     c. Assignment. Assignment or attempted assignment by any Seller Party or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by any Seller Party of any security interest, lien or other encumbrances on any Purchased Asset or Repurchase Asset to any person other than Buyer.

     d. Insolvency. An Act of Insolvency shall have occurred with respect to any Seller Party, Guarantor or any Affiliate and that, with respect to an action provided for in clause (f) of the definition thereof, such action shall not have been discontinued or unstayed within forty-five (45) days.

     e. Material Adverse Change. The occurrence of a Material Adverse Effect.

     f. Breach of Financial Representation or Covenant or Obligation. (i) A breach by any Seller Party or Guarantor of any of the representations, warranties or covenants or obligations set forth in Sections 13.a(1) (Existence), 13.a(7) (Solvency), 13.a(12) (Material Adverse Effect), 13.a(19) (Tangible Net Worth), 14.b (Prohibition of Fundamental Changes), 14.m (Distributions), 14.o (Existence), 14.z (Plan Assets), 14.ee (Financial Covenants), or 14.gg (SPE Covenant Separateness) of this Agreement, and, (ii) solely with respect to a breach by any Seller Party or Guarantor of Section 14.cc (REIT Status) or Section 2.3 (Maintenance of Liquidity) of the Pricing Side Letter, such breach shall continue unremedied for a period of one (1) Business Day.

     g. Breach of Non-Financial Representation or Covenant. A breach by any Seller Party or Guarantor of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15.f above), if such breach is not cured within five (5) Business Days of such Seller Party’s or Guarantor’s knowledge thereof (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value, the existence of a Margin Deficit and the obligation to repurchase such Purchased Asset or related Contributed Mortgage Loan, as applicable, unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and Seller Parties shall have no cure right hereunder).

     h. Change of Control. The occurrence of a Change in Control.

     i. Failure to Transfer. The Pass-Through Trust Trustee for the Pass-Through Trust fails to acquire the Contributed Mortgage Loans on a Purchase Date (provided that Buyer has tendered the related Purchase Price).

     j. Judgment. A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against any Seller Party, Guarantor or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof.

     k. Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller Parties, Guarantor or any Affiliate thereof, or shall have taken any action to displace the management of Seller Parties, Guarantor or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller Parties, Guarantor or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller Parties, Guarantor or Affiliate as an issuer, buyer or a seller/servicer of Contributed Mortgage Loans or securities backed thereby, and such action provided for in this Section 15.k shall not have been discontinued or stayed within five (5) Business Days.

     l. Inability to Perform. An officer of any Seller Party or Guarantor shall admit its inability to, or its intention not to, perform any of such Seller Party’s Obligations hereunder or Guarantor’s obligations hereunder or under the Guaranty.

     m. Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets or other Repurchase Assets purported to be covered hereby.

     n. Financial Statements. Guarantor’s consolidated audited annual financial statements and the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import.

     o. Guarantor Breach. A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor.

     p. Servicer Default. There is a breach by Servicer of the Servicing Agreement and Seller has not appointed a successor servicer acceptable to Buyer within ninety (90) days.

     q. Pass-Through Trust Trustee Breach. (i) A breach by Pass-Through Trust Trustee of any material representation, warranty or covenant set forth in the Pass-Through Trust Agreement, or any other Program Agreement, in any case, in its capacity as Pass-Through Trust Trustee, which has a material and adverse effect on Buyer or Buyer’s interests in the Repurchase Assets, or Buyer’s ability to realize on the Repurchase Assets or exercise its rights or remedies under any of the Program Agreements or Pass-Through Trust Agreement, (ii) any repudiation of the Pass-Through Trust Agreement by Pass-Through Trust Trustee, or (iii) if the Pass-Through Trust Agreement is not enforceable.

     r. REIT Qualification. Guarantor shall fail to maintain its status as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended or fails to be entitled to claim dividend paid deductions pursuant to Section 857 of the Internal Revenue Code of 1986, as amended.

          An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16. Remedies Upon Default

     In the event that an Event of Default shall have occurred:

     a. Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller Party, Guarantor or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency of any Seller Party, Guarantor or any Affiliate) give notice to Seller and Guarantor of the exercise of such option as promptly as practicable.

     b. If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets and Repurchase Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for the Purchased Certificate (including the related Purchased Assets) and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately (A) deliver to Buyer the Asset Files relating to any Purchased Assets or Repurchase Assets subject to such Transactions then in Seller’s possession or control and (B) prepare and deliver any Assignments of Mortgage from the Pass-Through Trust Trustee for the Pass-Through Trust as requested by Buyer in its sole discretion.

     c. Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of each Seller Party relating to the Purchased Assets and Repurchase Assets and all documents relating to the Purchased Assets and Repurchase Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Assets or Repurchase Assets) which are then or may thereafter come in to the possession of such Seller Party or any third party acting for such Seller Party. Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for any Seller Party’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

     d. Buyer shall have the right to direct all servicers then servicing any Contributed Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by a Seller Party, such Seller Party shall not commingle the amounts received with other funds of any Seller Party and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the servicers then servicing any Contributed Mortgage Loans with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Assets and liquidate all Repurchase Assets as it, acting in good faith, deems appropriate. Such disposition of Purchased Assets and Repurchase Assets may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Assets or Repurchase Assets with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets or Repurchase Assets. Buyer shall be entitled to place the Contributed Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Purchased Assets and Repurchase Assets individually for the prevailing price as it, acting in good faith, deems appropriate. Buyer shall also be entitled, in its sole discretion, to elect, in lieu of selling all or a portion of such Purchased Assets and Repurchase Assets, to give the Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder.

     e. Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Assets and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

     f. Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, and (ii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

     g. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this Section 16.g shall accrue at a rate equal to the Post-Default Rate.

     h. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

     i. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

     j. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

     k. Buyer shall have the right to perform reasonable due diligence with respect to each Seller Party, Guarantor, the Purchased Assets and the Repurchase Assets, which review shall be at the expense of Seller.

17. Reports

     a. Default Notices. Seller and Guarantor shall each furnish notice to Buyer (with a copy to the Pass-Through Trust Trustee) within one (1) Business Day after becoming aware of the occurrence of any (A) Event of Default hereunder, (B) default by any Seller Party or Guarantor of any obligation under any Program Agreement or any material contract or agreement of such Seller Party or Guarantor or (C) event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default.

     b. Financial Notices. Guarantor shall furnish to Buyer:

          (1) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Guarantor and its consolidated Subsidiaries as of the end of such month and the related unaudited consolidated statements of stockholders’ equity for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth, in each case, in comparative form the figures for the previous year accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP consistently applied, as at the end of, and for, such month, subject to normal year-end audit adjustments;

          (2) as soon as available and in any event within one hundred (100) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

          (3) at the time Guarantor furnishes each set of financial statements pursuant to Section 17.b(1) above, an Officer’s Compliance Certificate of a Responsible Officer of Guarantor in the form attached as Exhibit A to the Pricing Side Letter;

          (4) as soon as available and in any event within thirty (30) days of receipt thereof;

          (a) if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings by Seller and Guarantor, within 5 Business Days of their filing with the SEC; provided, that, Seller and Guarantor or any Affiliate will provide Buyer with a copy of the annual 10-K filed with the SEC by Seller and Guarantor or their Affiliates, no later than 100 days after the end of the year; provided however that this clause (a) is deemed to be satisfied by Seller arranging for Buyer to receive automatic email notifications from Guarantor with respect to such items;

          (b) such other information regarding the financial condition, operations, or business of the Seller and Guarantor as Buyer may reasonably request; and

          (c) the particulars of any Event of Termination in reasonable detail;

     provided, however, that any obligation to provide notice under this clause 17.b is deemed to be satisfied by Seller or Guarantor arranging for Buyer to receive automatic email notifications from Guarantor with respect to such items.

     c. Notices of Certain Events. As soon as possible and in any event within five (5) Business Days of knowledge thereof, Seller shall furnish to Buyer notice of the following events:

          (1) a material change in the insurance coverage required of Seller;

          (2) any material dispute, litigation, investigation, proceeding, licensing issue or suspension between a Seller Party, Guarantor or Servicer, on the one hand, and any Governmental Authority or any Person;

          (3) any material change in accounting policies or financial reporting practices of Seller, Guarantor or Servicer;

          (4) with respect to any Contributed Mortgage Loan, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

          (5) any material issues raised upon examination of Seller or Guarantor by any Governmental Authority;

          (6) any material change in the Indebtedness of Seller or Guarantor, including, without limitation, any default, renewal, termination, increase in available amount or decrease in available amount related thereto;

          (7) any action, proceeding or investigation pending with respect to which any Seller Party or Guarantor has received service of process or, to the best of Seller’s or Guarantor’s knowledge threatened against it before any court, administrative agency or other tribunal which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder; and

          (8) any other event, circumstance or condition that has resulted, or is reasonably likely to result in, in a Material Adverse Effect with respect to any Seller Party, Guarantor or Servicer;

          provided, however, that any obligation to provide notice under this clause 17.c is deemed to be satisfied by Seller or Guarantor arranging for Buyer to receive automatic email notifications from Guarantor with respect to such items.

     d. Portfolio Performance Data. On each Reporting Date, Seller will furnish to Buyer (i) a report in a mutually agreed upon format and (ii) electronically, in a format mutually acceptable to Buyer and Seller, servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Contributed Mortgage Loans serviced by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date. In addition to the foregoing information on each Reporting Date, Seller will furnish to Buyer such information upon the occurrence and continuation of an Event of Default.

     e. Other Reports. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement or as set forth in the Officer’s Compliance Certificate delivered pursuant to Section 17.b(3) above.

18. Repurchase Transactions

          Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or Repurchase Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets or Repurchase Assets with a counterparty of Buyer’s choice, provided, however, that no such repurchase transaction shall relieve Buyer of its obligations set forth herein with respect to the Purchased Assets and any Income thereon, including, but not limited to, the redelivery of the Purchased Assets to the Seller on the Repurchase Date unless an Event of Default has occurred and is continuing (subject to the terms and provisions of this Agreement). Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Assets or Repurchase Assets to Seller pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or Repurchase Assets or otherwise pledges or hypothecates any of the Purchased Assets or Repurchase Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets or Repurchase Assets that are subject to such repurchase transaction.

     19. Single Agreement

          Buyer and Seller acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

     20. Notices and Other Communications

          Any and all notices (with the exception of Transaction Requests, which shall be delivered via electronic mail or other electronic medium agreed to by the Buyer and the Seller), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

               If to Seller Parties:

                    ZFC Funding, Inc.
                    c/o ZAIS REIT Management, LLC
                    2 Bridge Avenue, Suite 322
                    Red Bank, NJ 07701
                    Attention: Michael Szymanski
                    Fax Number: (732) 747-7619
                    Email: notices@zfcconduit.com

               With a copy to, with respect to notices related to legal matters, security interests or notices of claims:

                    ZFC Funding, Inc.
                    c/o ZAIS REIT Management, LLC
                    2 Bridge Avenue, Suite 322
                    Red Bank, NJ 07701
                    Attention: General Counsel
                    Fax Number: (732) 978-7507
                    Email: zaislegal@zaisgroup.com

               If to the Pass-Through Trust Trustee:

                    U.S. Bank National Association
                    60 Livingston Avenue
                    Mailcode: EP-MN-WS3D
                    St. Paul, MN 55107
                    Attention: Global Structured Finance – ZFC Funding Pass-Through Trust I
                    Phone Number: 651-466-5048
                    Fax Number: 651-466-7363

               If to the Guarantor:

                    ZAIS Financial Corp.
                    c/o ZAIS REIT Management, LLC
                    2 Bridge Avenue, Suite 322
                    Red Bank, NJ 07701
                    Attention:
                    Phone Number:
                    Fax Number:

               If to Buyer:

               For Transaction Requests:

                    CSFBMC LLC
                    c/o Credit Suisse Securities (USA) LLC
                    One Madison Avenue, 2nd floor
                    New York, New York 10010
                    Attention: Christopher Bergs, Resi Mortgage Warehouse Ops
                    Phone: 212-538-5087
                    E-mail: christopher.bergs@credit-suisse.com

               with a copy to:

                    Credit Suisse First Boston Mortgage Capital LLC
                    c/o Credit Suisse Securities (USA) LLC
                    Eleven Madison Avenue, 4th Floor
                    New York, NY 10010
                    Attention: Margaret Dellafera
                    Phone Number: 212-325-6471
                    Fax Number: 212-743-4810
                    E-mail: margaret.dellafera@credit-suisse.com

               For all other Notices:

                    Credit Suisse First Boston Mortgage Capital LLC
                    c/o Credit Suisse Securities (USA) LLC
                    Eleven Madison Avenue, 4th Floor
                    New York, New York 10010
                    Attention: Margaret Dellafera
                    Phone Number: 212-325-6471
                    Fax Number: 212-743-4810
                    E-mail: margaret.dellafera@credit-suisse.com

               with a copy to:

                    Credit Suisse First Boston Mortgage Capital LLC
                    c/o Credit Suisse Securities (USA) LLC
                    One Madison Avenue, 9th Floor
                    New York, NY 10010
                    Attention: Legal Department—RMBS Warehouse Lending
                    Fax Number: (212) 322-2376

     21. Entire Agreement; Severability

          This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

     22. Non assignability

          The Program Agreements are not assignable by any Seller Party or Guarantor. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements with Seller’s prior written consent; provided, that such consent shall not be required after the occurrence and during the continuance of an Event of Default; provided, further that Buyer shall maintain as agent of Seller, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) another Person approved by Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. Unless otherwise stated in the Assignment and Acceptance, Seller Parties shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller Parties.

     23. Set-off

          In addition to any rights and remedies of the Buyer hereunder and by law, after the occurrence and during the continuance of an Event of Default, the Buyer shall have the right, without prior notice to the Seller or Guarantor, any such notice being expressly waived by the Seller and Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from Seller, Guarantor or any Affiliate thereof to Buyer or any of DLJ Mortgage Capital, Inc., Credit Suisse Securities (USA) LLC or Credit Suisse International any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Buyer or any Affiliate thereof to or for the credit or the account of the Seller, Guarantor or any Affiliate thereof. The Buyer agrees promptly to notify the Seller or Guarantor after any such set off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

     24. Binding Effect; Governing Law; Jurisdiction

     a. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Seller Party acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

     b. EACH SELLER PARTY AND GUARANTOR HEREBY WAIVES TRIAL BY JURY. EACH SELLER PARTY AND GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER PARTY AND GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

     25. No Waivers, Etc.

          No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6.a, 16.a or otherwise, will not constitute a waiver of any right to do so at a later date.

     26. Intent

     a. The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

     b. Buyer’s right to liquidate the Purchased Assets and Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

     c. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

     d. It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

     e. This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

     f. Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

     27. Disclosure Relating to Certain Federal Protections

          The parties acknowledge that they have been advised that:

     a. in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

     b. in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

     c. in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

     28. Power of Attorney

          Each Seller Party hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets without such Seller Party’s signature thereon as Buyer, at its option, may deem appropriate. Each Seller Party hereby appoints Buyer as such Seller Party’s agent and attorney-in-fact to execute any such financing statement or statements in such Seller Party’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of such Seller Party as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Seller Parties shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28. In addition the foregoing, each Seller Party agrees to execute a Power of Attorney, in the form of Exhibit D hereto, to be delivered on the date hereof. Notwithstanding the foregoing, the power of attorney granted in this Section 28 or in the form of Exhibit D hereto may be exercised only during the occurrence and continuance of any Event of Default hereunder.

     29. Buyer May Act Through Affiliates

          Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder; provided, however, that Buyer shall be responsible for any action performed by any of its Affiliates.

     30. Indemnification; Obligations

     a. Seller and Guarantor each agree to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Each of Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s and Guarantor’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Each of Seller and Guarantor hereby acknowledges that its obligations hereunder are recourse obligations of Seller and Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets. Each of Seller and Guarantor also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

     b. Reserved.

     c. Without limiting the provisions of Section 30.a hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

     31. Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     32. Confidentiality

     a. This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer or each Seller Party and Guarantor, as applicable, and shall be held by Buyer or each Seller Party and Guarantor, as applicable, in strict confidence and shall not be disclosed to any third party without the written consent of Buyer or each Seller Party and Guarantor, as applicable, except for (i) disclosure to Buyer’s, Seller’s or Guarantor’s direct and indirect Affiliates and Subsidiaries, directors, attorneys or accountants, provided that such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) any disclosures or filing required under federal or state securities’ laws; provided, that, in the case of clause (iii), neither party shall file any of the Program Agreements other than this Agreement with the SEC or state securities office unless such party shall have provided at least five days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other party. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

     b. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and the Repurchase Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Each Seller Party and Buyer understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and each Seller Party and Buyer agree to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws. Each Seller Party shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of Buyer or any Affiliate of Buyer which Seller Parties hold, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each Seller Party represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of any Seller Party. The Seller Parties shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to the Seller Parties by Buyer or such Affiliate. The Seller Parties shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

     33. Buyer Covenant Regarding Notice of Exclusive Control

          The Buyer hereby covenants and agrees that it shall not deliver a Notice of Exclusive Control (as such term is defined in the Collection Account Control Agreement, the Pass-Through Trust Account Control Agreement or the Servicer Account Control Agreement) under the Collection Account Control Agreement, the Pass-Through Trust Account Control Agreement or the Servicer Account Control Agreement unless an Event of Default has occurred and is continuing and has not been waived in writing by Buyer.

     34. Periodic Due Diligence Review

          Each Seller Party and Guarantor acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to such Seller Party, Guarantor, the Purchased Assets and the Repurchase Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Purchased Assets and the Repurchase Assets or otherwise, and each Seller Party and Guarantor agrees that upon reasonable (but no less than five (5) Business Days’) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to such Seller Party or Guarantor, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, data, records, agreements, instruments or information relating to such Purchased Assets and the Repurchase Assets (including, without limitation, quality control review) in the possession or under the control of Seller Parties and/or Guarantor and/or the Custodian. Each Seller Party and Guarantor also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets and the Repurchase Assets. Without limiting the generality of the foregoing, each Seller Party and Guarantor acknowledges that Buyer may purchase Purchased Assets from Seller Parties based solely upon the information provided by Seller Parties and Guarantor to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets and the Repurchase Assets subject to a Transaction, including, without limitation, ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Contributed Mortgage Loans. Buyer may underwrite such Contributed Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller Party and Guarantor agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Contributed Mortgage Loans in the possession, or under the control, of Seller Parties or Guarantor. Seller Parties and Guarantor further agree that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 34 and Section 13(a) of the Custodial Agreement; provided that such costs shall not exceed $25,000 per calendar year unless a Default or Event of Default shall have occurred, in which event the dollar limitation described in this proviso shall not apply.

     35. Authorizations

          Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for the applicable Seller Party or Buyer to the extent set forth therein, as the case may be, under this Agreement.

     36. Reserved

     37. Documents Mutually Drafted

          Each Seller Party, Guarantor and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

     38. General Interpretive Principles

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     a. the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

     b. accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

     c. references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

     d. a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

     e. the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

     f. the term “include” or “including” shall mean without limitation by reason of enumeration;

     g. all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

     h. all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

     39. Conflicts

          In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.

     40. Limited Role of U.S. Bank National Association as Pass-Through Trust Trustee

          The Pass-Through Trust Trustee shall not have any obligations or duties under this Agreement except as expressly set forth herein. No implied duties on the part of the Pass-Through Trust Trustee shall be read into this Agreement. Nothing herein shall be construed to be an assumption by the Pass-Through Trust Trustee of any duties or obligations of any party to this Agreement, the duties of the Pass-Through Trust Trustee being solely those set forth in the Pass-Through Trust Agreement, and the parties hereto acknowledge and agree that the Pass-Through Trust Trustee shall have no duty to act under this Agreement unless pursuant to appropriate direction under the Pass-Through Trust Agreement. The Pass-Through Trust Trustee is entering into this Agreement solely in its capacity as trustee under the Pass-Through Trust Agreement and not individually, and there shall be no recourse against the Pass-Through Trust Trustee in its individual capacity hereunder.

          It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank National Association, not individually or personally but solely as Pass-Through Trust Trustee of the Pass-Through Trust in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertakings and agreements herein or in any other agreement related hereto, as applicable, made on the part of the Pass-Through Trust are made and intended not as personal representations, undertakings and agreements by U.S. Bank National Association but are made and intended for the purpose of binding only the Pass-Through Trust, (c) nothing herein contained or in any other agreement related hereto shall be construed as creating any liability on U.S. Bank National Association, individually or personally, to perform any covenant either expressed or implied contained herein or therein, as applicable, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and any other related agreement and by any person claiming by, through or under such parties; provided that, nothing herein shall release U.S. Bank National Association from its obligations or liabilities as Pass-Through Trust Trustee under the Pass-Through Trust Agreement, subject to the standard of care set forth therein, and (d) under no circumstances shall U.S. Bank National Association be personally liable for the payment of any indebtedness or expenses of the Pass-Through Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Pass-Through Trust under this Agreement and any other agreement related hereto.

          The parties hereto acknowledge and agree that the Pass-Through Trust Trustee shall have no obligation to take any action or perform any obligations hereunder unless and until the Pass-Through Trust Trustee has received written direction by the applicable party under the Pass-Through Trust Agreement. Notwithstanding any provision in this Agreement, with respect to any obligation of the Pass-Through Trust Trustee, the parties understand and agree that in the absence of such direction, the Pass-Through Trust Trustee will not take action or direct another party to take action, despite any time restriction set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as Buyer

By:	/s/ Adam Loskove
	Name:	Adam Loskove
	Title:	Vice President

ZFC Funding, Inc., as Seller

By:	/s/ Michael F. Szymanski
	Name:	Michael F. Szymanski
	Title:	President

U.S. Bank National Association, not in its individual
capacity but solely as trustee for ZFC Funding Pass-
Through Trust I, as Pass-Through Trust

By:	/s/ Nick Sandell
	Name:	Nick Sandell
	Title:	Vice President

ZAIS Financial Corp., as Guarantor

By:	/s/ Michael F. Szymanski
	Name:	Michael F. Szymanski
	Title:	President

Solely with respect to Sections 4.a and 4.b hereof:

Credit Suisse (USA) Securities LLC

By:	/s/ A. Adam Loskove
	Name:	A. Adam Loskove
	Title:	Director

Signature Page to the Master Repurchase Agreement